UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 1, 2024

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2024

On April 1, 2024, Superior Industries International, Inc. (the “Company”) mailed to its shareholders a definitive proxy statement (the “Proxy Statement”) for the Company’s Annual Meeting of Stockholders on May 22, 2024 (the “2024 Annual Meeting”). This Supplement to the Proxy Statement, which describes recent changes in the proposed nominees for election to the Company’s Board of Directors (the “Board”), should be read in conjunction with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

Effective April 10, 2024, Ransom A. Langford resigned as a director of the Company. Mr. Langford’s resignation from the Board did not result from any disagreement with the Company on any matter, including relating to its operations, policies or practices. In connection with Mr. Langford’s resignation, the Board, pursuant to the Company’s bylaws, reduced the number of directors from eight to seven effective April 10, 2024.

As noted in the Proxy Statement, Mr. Langford was appointed and was being nominated to the Board pursuant to the Investor Rights Agreement (the “IRA”), dated as of May 22, 2017, by and between the Company and TPG Growth III Sidewall, L.P. (together with its affiliated entities, “TPG”). TPG continues to beneficially own 150,000 shares of Series A Preferred Stock of the Company, as disclosed in the Proxy Statement, and, pursuant to the terms of the IRA, the Company expects TPG to nominate in the future another person to serve on the Board. Upon such nomination, as required by the IRA, the Board expects to increase the number of directors accordingly, pursuant to the Company’s bylaws.

Mr. Langford had been included as a nominee of the Board in the Company’s Proxy Statement and proxy card for the 2024 Annual Meeting. In light of his resignation from the Board, Mr. Langford is no longer standing for re-election to the Board at the 2024 Annual Meeting, and the Company’s proxy materials, including, but not limited to, the information set forth under “Proposal No. 1. Election of Directors” and “Board Structure and Committee Composition” in the Proxy Statement, as well as the proxy card are hereby deemed amended to reflect Mr. Langford’s departure from the Board effective April 10, 2024 and to remove him as a nominee for the 2024 Annual Meeting. The Company’s slate of nominees otherwise remains unchanged. Previously voted proxies remain valid, other than with respect to Mr. Langford, and the Company’s stockholders eligible to vote at the 2024 Annual Meeting may continue to use their proxy cards to vote as to the Board’s remaining director nominees and the other matters being voted on at the 2024 Annual Meeting.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the 2024 Annual Meeting, unless revoked. Proxies received in respect of the re-election of Mr. Langford will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the 2024 Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding Mr. Langford’s name as a nominee for election as Director. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

Sincerely,

David M. Sherbin

Senior Vice President, General Counsel, Chief Compliance Officer and Secretary